Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-143824 June 18, 2007

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Statements in this presentation that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. These risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and changes in economic conditions (including changes in interest rates and financial markets); the accuracy and adequacy of our pricing and loss reserving methodologies; the competitiveness of our pricing and the effectiveness of our initiatives to retain more customers; initiatives by competitors and the effectiveness of our response; our ability to obtain regulatory approval for requested rate changes and the timing thereof; the effectiveness of our brand strategy and advertising campaigns relative to those of competitors; legislative and regulatory developments; disputes relating to intellectual property rights; the outcome of litigation pending or that may be filed against us; weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions); changes in driving patterns and loss trends; acts of war and terrorist activities; our ability to maintain the uninterrupted operation of our facilities, systems (including information technology systems) and business functions; court decisions and trends in litigation and health care and auto repair costs; and other matters described from time to time in our releases and publications, and in our periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for one or more contingencies. Reported results, therefore, may appear to be volatile in certain accounting periods.

One year later, what is a reasonable diagnostic of rating actions?

One year later, what is a reasonable diagnostic of rating actions?

Case Study #1: Wisconsin Direct Auto One year later, what is a reasonable diagnostic of rating actions?

Case Study #1: Wisconsin Direct Auto One year later, what is a reasonable diagnostic of rating actions?

Case Study #2: Colorado Direct Auto One year later, what is a reasonable diagnostic of rating actions?

Case Study #2: Colorado Direct Auto One year later, what is a reasonable diagnostic of rating actions?

Case Study #3: Florida Agency Auto One year later, what is a reasonable diagnostic of rating actions?

Case Study #3: Florida Agency Auto One year later, what is a reasonable diagnostic of rating actions?

May 2007 YoY Policy in Force Growth One year later, what is a reasonable diagnostic of rating actions?

96 - Fact or Fiction One year later, what is a reasonable diagnostic of rating actions?

Is Concierge working? How well? Can you prove it?

Deployment - Primary Expansion Push is Complete Is Concierge working? How well? Can you prove it?

Build It and They Will Come Is Concierge working? How well? Can you prove it?

Is Concierge working? How well? Can you prove it?

What are the Economics? Is Concierge working? How well? Can you prove it?

Idea Experiment Our Way of Doing Business Is Concierge working? How well? Can you prove it?

What does "taking stock" of the brand mean? What have you done?

What does "taking stock" of the brand mean? What have you done?

What does "taking stock" of the brand mean? What have you done?

What does "taking stock" of the brand mean? What have you done? Can we get there from here?

What does "taking stock" of the brand mean? What have you done? Who's our target audience?

What does "taking stock" of the brand mean? What have you done? progressive.com

Any different results? What does "taking stock" of the brand mean? What have you done?

What does "taking stock" of the brand mean? What have you done? Media spending constrained only by profitable yield

What does "taking stock" of the brand mean? What have you done? Clear shift to online "retailing @ hyperspeed"

Retention is the Holy Grail - None of your competitors want you to get better..... What makes you think you can win?

Retention is the Holy Grail - None of your competitors want you to get better..... What makes you think you can win? Where are we now?

Retention is the Holy Grail - None of your competitors want you to get better..... What makes you think you can win? Service level - What progress have you made?

Retention is the Holy Grail - None of your competitors want you to get better..... What makes you think you can win? Fix Friendly Fire Case - Electronic Funds Transfer (EFT)

Retention is the Holy Grail - None of your competitors want you to get better..... What makes you think you can win? Rate Stability Case

Retention is the Holy Grail - None of your competitors want you to get better..... What makes you think you can win? Retailing Case - Billing and Benefits

Retention is the Holy Grail - None of your competitors want you to get better..... What makes you think you can win? Life Event Management

What might the future of segmentation science look like?

What might the future of segmentation science look like? Usage-based Insurance: A Decade of R&D Where is it? MN August 2004 MI December 2006 OR December 2006

1995 - 2000 2000 - 2007 2008 Expensive and poor logistics High degree of user involvement Plug & play Commercializing the Concept has Hurdles What might the future of segmentation science look like?

Behavior-based Segmentation May Change the Game Reallocation of Costs is Significant What might the future of segmentation science look like?

TripSense Appeals to Segments Underrepresented in Our Book What might the future of segmentation science look like?

What trends are working for or against you?

What trends are working for or against you?

What trends are working for or against you?

What trends are working for or against you?

You seem to have more capital than you need - any plans?

You seem to have more capital than you need - any plans?

How much capital does Progressive need? You seem to have more capital than you need - any plans? Supplement open market repurchases with a 10b5-1 plan Pay a $2 per share extraordinary cash dividend Issue approximately $1 billion of hybrid debt securities New authorization to repurchase up to 100 million shares over the course of the next two years

Approximate Timeline for Returning up to $3 Billion to Shareholders You seem to have more capital than you need - any plans?

The Company may file a registration statement (including a prospectus) with the SEC for the offering of hybrid debt securities to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will arrange to send you the prospectus after filing if you request it by calling toll-free 1-877-820-4002. Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Statements in this presentation that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. These risks and uncertainties include, without limitation, the risks that we will not complete the recapitalization plan, that we will not repurchase some or all of the shares authorized by the Board within the permitted time frame, that we will not offer hybrid debt securities for sale, and/or that if such securities are offered, they will not be successfully sold in whole or in part. In each case, these risks arise from various external and internal factors, such as, the acceptance of hybrid securities by the market and rating agencies, the perception of investors and rating agencies of Progressive and its prospects, the ability to access the capital markets to sell such hybrid securities on terms and conditions acceptable to us, the existence of external factors that may disrupt the capital markets (such as national or international financial or political events, wars, terrorist activities or the like), the market price of Progressive's Common Shares, the Company's capital position and operating performance, the competitive situation in the markets in which we operate, management's view of the future, and other matters described from time to time in our releases and publications, and in our periodic reports and other documents filed with the United States Securities and Exchange Commission.

Q & A